UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 13, 2016
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(Exact name of registrant as specified in its charter)

Delaware	001-36272	37-1744899
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1450 Centrepark Boulevard Suite 210 West Palm Beach, Florida	33401
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code:   (561) 207-9600
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
As previously disclosed on a Current Report on Form 8-K filed with the Securities and Exchange Commission (the "SEC") on September 12, 2016, Platform Specialty Products Corporation ("Platform") and its subsidiary MacDermid Agricultural Solutions, Inc., entered into a Settlement Agreement and Release, dated as of September 9, 2016, as amended (the "Settlement Agreement"), with Permira Advisers LLC, Nalozo S.à.r.l. and Nalozo L.P. (collectively, the "Permira Entities").  In accordance with the Settlement Agreement, Platform elected to exercise the alternative settlement mechanism and, on December 13, 2016, settled all of its obligations with respect to its Series B convertible preferred stock (the "Series B Preferred Stock") and the related make-whole payment obligation, as described in the Settlement Agreement, in exchange for a cash payment of $460 million to one or more of the Permira Entities and the issuance of 5.5 million shares of Platform’s common stock upon conversion of the corresponding shares of Series B Preferred Stock in accordance with the terms of the Certificate of Designation of the Series B Preferred Stock, with the remaining shares of Series B Preferred Stock to be canceled and retired.
Following the cancellation and retirement of the remaining Series B Preferred Stock, no shares of Series B Preferred Stock will remain outstanding.
The foregoing description of the Settlement Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Settlement Agreement, a copy of which was filed as Exhibit 2.1 to Platform’s Current Report on Form 8-K filed with the SEC on September 12, 2016, and is incorporated herein by reference.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLATFORM SPECIALTY PRODUCTS CORPORATION (Registrant)
December 13, 2016 (Date)	/s/ John E. Capps John E. Capps Executive Vice President, General Counsel and Secretary